EXHIBIT 10.22

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is made and entered into as of the 28th day of April, 2000, by and between FIRST HORIZON HOME LOAN CORPORATION (f/k/a FT Mortgage Companies), a Kansas corporation (“Sublandlord”), and HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“Subtenant”).

Recitals of Fact

1. Sublandlord and EOP-Lakeside Office, L.L.C. (“Prime Landlord”) entered into that certain Office Lease Agreement, dated September 17, 1999 (as amended, the “Prime Lease”), pursuant to which Prime Landlord leased to Sublandlord eighty thousand one hundred thirty-eight (80, 138) rentable square feet of space in that certain building (the “Building”) located at 5775 Glenridge Drive, Atlanta, Fulton County, Georgia, as more particularly described in the Prime Lease (the “Leased Premises”). A copy of the Prime Lease is attached hereto as Exhibit “A” and made a part hereof as fully as if set out verbatim herein.

2. Sublandlord and Subtenant now desire to enter into this Sublease with respect to a portion of the Leased Premises, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Agreements

1. Subleased Premises. Subject to the terms of the Prime Lease, Sublandlord hereby subleases, sublets, and demises to Subtenant a portion of the                          floor of the Premises, containing approximately sixty-five thousand eighty-one (65,081) rentable square feet, all of which space is located in the Building and shown as the cross-hatched area on the floor plan attached hereto as Exhibit “B” (the “Subleased Premises”).

2. Term. Subject to and upon the conditions set forth below, the term of this Sublease shall commence on                     , 2000 (the “Commencement Date of Sublease”), and shall terminate on June 30, 2007 (the “Sublease Period”).

3. Base Rent. Effective on the Commencement Date of the Sublease, Subtenant agrees to pay to Sublandlord equal monthly installments of Base Rent in accordance with the following schedule:

PERIOD	ANNUAL AMOUNT		MONTHLY AMOUNT
/ /2000 - 6/30/2000	$		$84,356.47
7/1/2000 - 6/30/2001		$1,042,528.34	$86,877.36
7/1/2001 - 6/30/2002		$1,075,987.51	$89,665.63
7/1/2002 - 6/30/2003		$1,389,459.51	$115,788.29
7/1/2003 - 6/30/2004		$1,431,110.78	$119,259.23
7/1/2004 - 6/30/2005		$1,474,063.63	$122,838.64
7/1/2005 - 6/30/2006		$1,518,318.04	$126,526.50
7/1/2006 - 6/30/2007		$1,563,874.13	$130,322.84

Base Rent shall be due and payable in monthly installments on the first (1st) day of each calendar month during the Sublease Term in lawful money of the United States of America to Sublandlord’s address set forth herein or to such other address as Sublandlord may designate from time to time in writing. If the Commencement Date of Sublease shall occur on a day other than the first (1st) day of the calendar month, the monthly installments of Base Rent and Additional Rent payable under this Sublease for that first (1st) month shall be prorated based on the number of days Subtenant actually occupies the Subleased Premises. Notwithstanding anything contained in this Sublease to the contrary and provided Prime Landlord delivers a written request to Subtenant and Sublandlord instructing same, Subtenant shall make all payments of rent due after such request directly to the Prime Landlord and any such payments of rent made by Subtenant to Prime Landlord shall satisfy its obligations to Sublandlord under this Sublease for the payment of rent.

4. Adjustment to Rent for Operating Expense. In addition to the Base Rent, Subtenant shall pay to Sublandlord as additional rent (the “Additional Rent”) eighty-one and twenty-one hundredths percent (81.21%) of all Additional Rent (as such term is defined in the Prime Lease) required to be paid by the Sublandlord to Prime Landlord under Section IV of the Prime Lease to the extent such amounts consist of Expense Excess and Tax Excess or are otherwise attributable to the Subleased Premises or Subtenant’s occupancy of same, provided such amounts are not payable as a result of any wrongful acts or omissions of Sublandlord. Payment of these amounts shall be at the time as set forth in Section IV of the Prime Lease. Any changes in Tenant’s Pro Rata Share of Expense Excess and Tax Excess (as such terms are defined in the Prime Lease) shall result in a corresponding change (computed in accordance with the Prime Lease) to Subtenant’s proportionate share of Expense Excess and Tax Excess payable hereunder as Additional Rent.

5. Return of Subleased Premises. At the termination of Subtenant’s right to possession hereunder, Subtenant shall surrender possession of the Subleased Premises to Prime Landlord and deliver all keys and security access instruments to the Subleased Premises to Prime Landlord, and shall return to Prime Landlord the Subleased Premises and all equipment and fixtures of Prime Landlord broom clean in at least as good condition and state of repair as when Subtenant originally took possession or when any improvements constructed thereafter were completed, ordinary wear and tear excepted and loss or damage by fire, or other insured casualty excepted, failing which Sublandlord or Prime Landlord may restore the Subleased Premises, equipment and fixtures to such condition and state of repair and Subtenant shall, upon demand, pay to Sublandlord the cost thereof.

6. Security Deposit. Subtenant shall not be required to deposit any security deposit in connection with this Sublease.

7. Leasehold Improvements. Subtenant shall have no right to any Allowance, however, Subtenant shall be entitled to use, occupy and enjoy the Leasehold Improvements now or hereafter installed in the Subleased Premises in accordance with Section VIII of the Prime Lease and the Work Letter attached thereto as Exhibit D.

8. Prime Landlord’s Consent. This Sublease shall not be effective without the consent of the Prime Landlord, as evidenced by Prime Landlord’s execution hereof.

9. Renewals. Sublandlord shall not exercise any renewal option with respect to the Subleased Premises.

10. Insurance. During the term of the Sublease, Subtenant shall carry and pay for insurance pertaining to the Subleased Premises as required by the Prime Lease.

11. Parking. During the term of the Sublease, subject to, and in accordance with, the terms and conditions of Section I of the Additional Provisions attached to the Prime Lease as Exhibit E, Subtenant shall have the right to use two hundred sixty (260) unreserved parking spaces in the Parking Area.

12. Right of First Offer. If at any time during the term of the Sublease, Sublandlord shall desire to assign or sublet any part of the Premises which do not comprise a part of the Subleased Premises, Subtenant shall have the right of first offer to sublease such space from Sublandlord. The right of first offer granted hereunder shall be offered and, if applicable, exercised in accordance with the terms, conditions and procedures set forth in Section IV of the Additional Provisions attached to the Prime Lease as Exhibit E. Sublandlord also agrees that it will not exercise its right of first offer from the Prime Landlord under Section IV of the Additional Provisions attached to the Prime Lease as Exhibit E, unless Sublandlord offers Subtenant the right to occupy its then current proportionate share of any of such space offered by the Prime Landlord to Sublandlord pursuant to, and in accordance with, said Section IV.

13. Other Terms, Covenants and Conditions. This Sublease is subject to and subordinate to the terms and provisions of the Prime Lease and Subtenant agrees to comply with the provisions thereof as they apply to the Subleased Premises. Subtenant shall have all of the rights and benefits arising under the Prime Lease in favor of Sublandlord in connection with the Subleased Premises. To the extent Subtenant is required to obtain any consents or approvals under the Sublease or the Prime Lease, such obligations shall be deemed satisfied upon receipt by Subtenant of such consent or approval from the Prime Landlord. Sublandlord shall comply with the provisions of the Prime Lease pertaining to the remainder of the Leased Premises (excluding the Subleased Premises) and Sublandlord shall not do, fail to do, or suffer or permit to be done (except as may be caused or done by Subtenant), anything which could result in a default under the Prime Lease or permit same to be terminated or canceled. Subject to the timely receipt by Sublandlord of all payments due from Subtenant to Sublandlord, Sublandlord shall pay when due all Base Rent and Additional Rents payable under the Prime Lease. Sublandlord covenants and agrees that it shall not terminate, cancel, modify, amend or materially change the Prime Lease in any manner which affects Subtenant’s rights or obligations under this Sublease without Subtenant’s prior written consent, which consent may be granted or withheld in its reasonable discretion. With respect to any work, services, repairs and restoration or the performance of other obligations required of Prime Landlord under the Prime Lease, Sublandlord covenants and agrees, upon request from Subtenant, to (i) request the same from Prime Landlord and diligently pursue Prime Landlord’s performance of same, and (ii) use reasonable efforts to exercise any remedies Sublandlord may have against the Prime Landlord pursuant to the Prime Lease at Subtenant’s sole cost and expense.

14. Default; Remedies. Any action or omission by Subtenant, Sublandlord (except as may be caused by Subtenant) or Prime Landlord which results in a default under the Prime Lease shall be a default under this Sublease. In the event of Subtenant’s failure to pay rent according to the terms of this Sublease, or any other default by Subtenant under this Sublease, Sublandlord is entitled to exercise each and every remedy against Subtenant to which it is entitled by law or in equity, including, without limitation, any right or remedy against Subtenant to which the Prime Landlord is entitled under the Prime Lease. In the event of any default by Sublandlord (except as may be caused by Subtenant) or Prime Landlord under this Sublease or the Prime Lease, Subtenant is entitled to exercise each and every remedy against Subtenant to which it is entitled by law or in equity.

15. Collection Costs; Attorney’s Fees. In the event of any default by either Subtenant or Sublandlord hereunder, should it become necessary for the non-defaulting party to bring an action against the other party to enforce this Sublease or to sue for its default, the non-defaulting party shall be entitled to recover all costs of enforcement of suit, including, but not limited to, court costs, expense of suit and reasonable attorney’s fees.

16. Notices. Any notice or document required or permitted to be delivered by this Sublease shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, or with a nationally recognized overnight delivery service, addressed to the parties at the respective addresses set out below:

If to Sublandlord:	First Horizon Home Loan Corporation 4000 Horizon Way Irving, Texas 75063 Attn: Corporate Real Estate

If to Subtenant:	HomeBanc Mortgage Corporation
________________________________
________________________________
Attn: ___________________________

17. Binding Agreement. This Sublease shall be binding upon and shall inure to the benefit of the Sublandlord and Subtenant, and their respective heirs, personal representatives, successors and permitted assigns.

18. Assignment. Neither this sublease nor the rights or obligations of the Subtenant may be assigned, subleased or transferred (except as provided in the Prime Lease) by Subtenant without his ____________ written consent of sublandlord and ______ Landlord, which consent shall not be ____________ witheld; ___________ or __________;

19. Remedies. Nothing in this Sublease shall be construed to limit the lawful remedies available to either party in the event of breach of any provision of this Sublease, the provisions of which may be enforced by any right or remedy available as law or in equity.

20. Amendments. This Sublease may be modified or amended only by the mutual written agreement of the parties hereto.

21. Counterpart Signature. This sublease may be executed in one or more counterparts and each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused to be executed by their duly authorized officers, this Sublease as of the day and year first above written.

SUBLANDLORD.

FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation

By:	/s/

Title:	Sr. Vice President

SUBTENANT.

HOMEBANC MORTGAGE CORPORATION, a Delaware corporation

By:	/s/

Title:

IN WITNESS WHEREOF, the parties hereto have executed, or have caused to be executed by their duly authorized officers, this Sublease as of the day and year first above written.

SUBLANDLORD:

FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation

By:	/s/

Title:

SUBTENANT:

HOMEBANC MORTGAGE CORPORATION, a Delaware corporation

By:	/s/ RICHARD A. MCWHORTER

Title:	Senior Vice President

EXHIBIT “A”

(Copy of Prime Lease)

[SEE ATTACHED]

A-1

EXHIBIT “B”

(Floor Plan of Subleased Premises)

[SEE ATTACHED]

A-2

LEASE AMENDMENT

AND

LANDLORD CONSENT TO SUBLEASE

This Lease Amendment and Consent (the “Agreement”) is entered into as of the 28th day of April, 2000, by and among EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation (‘Tenant” or “Sublandlord”), and HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“Subtenant”).

RECITALS:

A.	Landlord, as landlord, and Sublandlord (formerly known as FT Mortgage Companies, a Kansas corporation, d/b/a HomeBanc Mortgage Corporation), as tenant, are parties to that certain lease agreement dated September 17, 1999, as amended by instrument dated October 18, 1999 (the “Letter Agreement”) (collectively, the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 80,138 rentable square feet (the “Premises”) known as Suite No. 540 on the 5th floor of the building commonly known as Lakeside Building B (“Building B”) and known as Suite Nos. 100,400 and 500 on the 1st, 4th and 5th floors of the building commonly known as Lakeside Building E (“Building E”). The address of Building B and Building E is 5775 Glenridge Drive, Atlanta, Georgia (collectively, the “Building”).

B.	Sublandlord has agreed to convey or otherwise transfer to Subtenant certain assets of Sublandlord pursuant to the terms of a certain Purchase and Sale Agreement dated on or about the date hereof (the “Asset Transfer”). In connection with the Asset Transfer, Sublandlord and Subtenant have entered into that certain sublease agreement dated as of April 28, 2000 attached hereto as Exhibit A (the “Sublease Agreement”) pursuant to which Sublandlord has agreed to sublease to Subtenant certain premises described as follows: 65,081 rentable square feet on the 5th floor of Building B and on the 1st, 4th and 5th floors of Building E (the “Sublet Premises”), constituting a part of the Premises.

C.	Sublandlord and Subtenant have requested Landlord’s consent to the Sublease Agreement.

D.	Landlord has agreed to give such consent upon the terms and conditions contained in this Agreement.

E.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Amendment. Landlord and Tenant agree that, effective as of the date hereof, the Lease shall be amended in accordance with the following terms and conditions:

A.	If Tenant at any time commits a Monetary Default (as defined in Section XIX.A of the Lease) and fails to cure any such Monetary Default within the applicable cure period, then Landlord shall have the right to demand from Tenant a security deposit in an amount not to exceed the then unamortized Allowance (as defined in Section I.B. of Exhibit D of the Lease) plus the then unamortized broker commissions paid or otherwise payable by Landlord in connection with the Lease (collectively, the “Security Deposit”). The Security Deposit shall be delivered to Landlord within 10 days after demand and may be in the form of cash or an irrevocable letter of credit (“Letter of Credit”) drawn on an FDIC insured financial institution reasonably satisfactory to Landlord, in form reasonably satisfactory to Landlord, expiring no earlier than 60 days after the Termination Date of the Lease. The Letter of Credit shall expressly allow Landlord to draw upon it in the event Tenant is in default under the Lease by delivering notice of such default to the issuer of the Letter of Credit. The Letter of Credit shall also expressly permit multiple or partial draws up to the stated amount of the Letter of Credit and expressly provide that it is transferable to any successor of Landlord.

1

B.	The Security Deposit shall be held by Landlord without liability for interest (unless required by law) as security for the performance of Tenant’s obligations under the Lease. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default under the Lease by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s Pro Rata Share of any Tax Excess and Expense Excess for the final year of the Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with the Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

C.	Notwithstanding the foregoing, but provided Landlord has not demanded a Security Deposit from Tenant in accordance with this Section I, if at any time after the consummation of the Asset Transfer, Tenant is able to provide Landlord with financial statements or other written evidence reasonably satisfactory to Landlord that the financial net worth of Tenant following the Asset Transfer is no more than 25% less than the financial net worth of Tenant as of the date of the execution of the Lease, then Landlord’s ability to request a Security Deposit from Tenant in accordance with this Section I shall be of no further force and effect. Delivery of satisfactory evidence of Tenant’s net worth in accordance with the foregoing following the Asset Transfer shall be evidenced by Landlord’s written acknowledgement that it has received such documentation which evidences Tenant’s financial net worth in accordance with this provision.

D.	Any capitalized terms in this Section I not otherwise defined in this Section I shall have the meanings described in the Lease.

II.	Consent to Sublease. Landlord hereby consents to the Sublease Agreement subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

A.	Sublease Agreement. Sublandlord and Subtenant hereby represent that a true and complete copy of the Sublease Agreement is attached hereto and made a part hereof as Exhibit A.

B.	Representations. Sublandlord hereby represents and warrants that Sublandlord (i) has full power and authority to sublease the Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the Sublease Agreement and this Agreement. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease Agreement and this Agreement.

C.	Indemnity and Insurance. Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the Sublandlord arising under the Lease from and after the date hereof with respect to the Sublet Premises, provided that the foregoing shall not be construed as relieving or releasing Sublandlord from any such obligations.

D.	No Release. Nothing contained in the Sublease Agreement or this Agreement shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the Sublease Agreement or this Agreement or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the Sublease Agreement, it being understood that Landlord is not a party to the Sublease Agreement and, notwithstanding anything to the contrary contained in the Sublease Agreement, is not bound by any terms or provisions contained in the Sublease Agreement and is not obligated to Sublandlord or Subtenant for any of the duties and obligations contained therein.

2

E.	Administrative Fee. Upon Sublandlord’s execution and delivery of this Agreement, Sublandlord shall pay to Landlord the sum of $500.00 in consideration for Landlord’s review of the Sublease Agreement and the preparation and delivery of this Agreement, as described in Section XII.B. of the Lease.

F.	No Transfer. Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease Agreement or otherwise transfer its interest in the Sublet Premises or the Sublease Agreement to any person or entity without the written consent of Landlord, which consent Landlord shall not unreasonably withhold.

G.	Lease. In no event shall the Sublease Agreement or this Agreement be construed as granting or conferring upon the Sublandlord or the Subtenant any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Landlord under the Lease. Without limiting the scope of the preceding sentence, any construction or alterations performed in or to the Sublet Premises shall be performed with Landlord’s prior written approval and in accordance with the terms and conditions of the Lease.

H.	Services. Sublandlord hereby authorizes Subtenant, as agent for Sublandlord, to obtain services and materials for or related to the Sublet Premises, and Sublandlord agrees to pay for such services and materials as additional Rent under the Lease upon written demand from Landlord. However, as a convenience to Sublandlord, Landlord may bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Sublandlord from its primary obligation to pay for such services and materials.

I.	Attornment. If the Lease or Sublandlord’s right to possession thereunder terminates for any reason prior to expiration of the Sublease Agreement, Subtenant agrees, at the election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease Agreement for the remainder of the term of the Sublease Agreement. If Landlord does not so elect, the Sublease Agreement and all rights of Subtenant in the Sublet Premises shall terminate upon the date of termination of the Lease or Sublandlord’s right to possession thereunder.

J.	Sublandlord Notice Address. If Sublandlord is subleasing the entire Premises or otherwise vacating the Premises, Sublandlord shall provide Landlord with a new address for notices to Sublandlord under the Lease. If Sublandlord fails to provide Landlord with written notice of such new address, then Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease.

K.	Lease Modifications. It is hereby acknowledged and agreed that the provisions in Section 19 “Other Terms, Covenants and Conditions” of the Sublease or any other provisions therein which limit the manner in which Sublandlord may amend the Lease are binding only upon Sublandlord and Subtenant as between such parties. Landlord shall not be bound in any manner by such provisions and may rely upon Sublandlord’s execution of any agreements amending the Lease subsequent to the date hereof notwithstanding the aforesaid terms and provisions of the Sublease, including Section 19 “Other Terms, Covenants and Conditions” of the Sublease.

L.	Payment of Rent. Landlord agrees that Subtenant shall have no obligation to pay rent due under the Sublease directly to Landlord, unless Landlord delivers a written request for same to Subtenant and Sublandlord, and the payment of rent by Subtenant to Landlord in accordance with any such request from Landlord shall constitute performance of Subtenant’s obligation to pay rent under the Sublease with respect to the period at issue.

M.

Default under Lease and Cure by Subtenant. If Sublandlord defaults under the Lease, Subtenant shall have the right, but not the obligation, to cure any such default within the time periods set forth in the Lease. Landlord agrees to promptly deliver to Subtenant written notice of any default by Sublandlord under the Lease and further agrees that Subtenant shall have the right, but not the obligation, to cure any such default within the time periods set forth in the Lease and Landlord agrees

3

to accept any such cure by Subtenant as though made directly by Sublandlord. All notices of Sublandlord’s defaults under the Lease that are required to be given to Subtenant under this Section of the Agreement shall be delivered to Homebanc Mortgage Corporation, 5555 Glenridge Connector, Atlanta, Georgia 30328, Attention: Richard Lutch, in accordance with the terms of Section XXVIII of the Lease, in lieu of any other address Landlord may have for Subtenant until Subtenant provides Landlord with written notice of any change in such address as provided in the Lease.

III.	Miscellaneous.

A.	As amended hereby, the Lease remains in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control.

B.	Counterparts. This Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Agreement as of the date set forth above.

LANDLORD:

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

		By:	/S/

Name:

Title:

TENANT/SUBLANDLORD:

FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation

By:	/S/ LARRY P. COLE

Name:	Larry P. Cole

Title:	Assistant Secretary

SUBTENANT:

HOMEBANC MORTGAGE CORPORATION, a Delaware corporation

By:	/s/

Name:
Title:	Senior Vice President

4

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Agreement as of the date set forth above,

LANDLORD:

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

		By:	/s/ JEFF SWEENEY

		Name:	JEFF SWEENEY

		Title:	V. P. LEASING

TENANT/SUBLANDLORD:

FIRST HORIZON HOME LOAN CORPORATION, a Kansas corporation

By:	/s/

Name:

Title:

SUBTENANT:

HOMEBANC MORTGAGE CORPORATION, a Delaware corporation

By:	/s/

Name:

Title:

5

EXHIBIT A

SUBLEASE AGREEMENT

6

LAKESIDE

ATLANTA, GEORGIA

OFFICE LEASE AGREEMENT

BETWEEN

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

(“LANDLORD”)

AND

FT MORTGAGE COMPANIES, a Kansas corporation,

d/b/a HomeBanc Mortgage Corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 17th day of September, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”) and FT MORTGAGE COMPANIES, a Kansas corporation, d/b/a HomeBanc Mortgage Corporation (“Tenant”).

I.	Basic Lease Information.

A.	“Building” shall mean the building complex located at 5775 Glenridge Drive, Atlanta, County of Fulton, State of Georgia, commonly known as “Lakeside” currently containing five (5) buildings individually referred to herein as Lakeside Building A, Lakeside Building B, Lakeside Building C, Lakeside Building D, and Lakeside Building E, respectively. However, notwithstanding the foregoing, if one or more buildings are removed from the group of buildings comprising the Building, as described above in this Section, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings comprising the Building, as described above, then the definition of “Building” and the “Rentable Square Footage of the Building”, as described in this Section I, and “Tenant’s Pro Rata Share” with respect to the Premises shall be appropriately modified or adjusted to reflect the deletion or addition of such buildings, and, if Tenant’s Pro Rata Share of Expenses and /or Taxes with respect to the Premises is based upon increases in Expenses and /or Taxes over a Base Year, then Expenses and /or Taxes for the Base Year shall be restated on a going forward basis effective as of the date such buildings are deleted or added to the definition of Building as described in this Section.

B.	“Rentable Square Footage of the Building” is deemed to be 390,721 square feet.

C.	The “Premises” initially shall be defined, collectively, as Premises A-2, Premises A-3 and Premises A-4 only. However, effective as of the Premises A-1 Commencement Date (as hereinafter defined in Section 1.G.2. below), the Premises shall also be deemed to include Premises A-1. “Premises A-1”, “Premises A-2”, “Premises A-3” and “Premises A-4” shall mean the areas shown on Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, respectively. Premises A-1 is located on the 5lh floor of Lakeside Building B, which building comprises a portion of the Building, and is known as suite number 540; Premises A-2 is located on the 1st floor of Lakeside Building E, which building comprises a portion of the Building, and is known as suite number 100; Premises A-3 is located on the 4th floor of Lakeside Building E, which building comprises a portion of the Building, and is known as suite number 400; and Premises A-4 is located on the 5lh floor of Lakeside Building E, which building comprises a portion of the Building, and is known as suite number 500.

The “Rentable Square Footage of the Premises” initially is deemed to be 62,143 square feet, and initially is comprised of the following Rentable Square Footages: 18,896 square feet (Premises A-2); 20,890 square feet (Premises A-3); and 22,357 square feet (Premises A-4). Effective as of the Premises A-1 Commencement Date, the Rentable Square Footage of the Premises shall automatically increase to 80,138 square feet by the addition of Premises A-1, which contains 17,995 rentable square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D.	“Base Rent”:

1.	Prior to the Premises A-1 Commencement Date, “Base Rent” for the Premises (comprised of Premises A-2, Premises A-3, and Premises A-4) shall be:

Period	Annual Base Rent	Monthly Base Rent
09/01/99 until Premises A-1 Commencement Date	$445,542.26	$74,257.71

2.	From and after the Premises A-1 Commencement Date, “Base Rent” for the Premises (comprised of Premises A-1, Premises A-2, Premises A-3, and Premises A-4) shall be:

Period	Annual Base Rent	Monthly Base Rent
Premises A-1 Commencement Date until 6/30/00	$623,246.88	$103,874.48
7/1/00 - 6/30/01	$1,283,743.80	$106,978.65
7/1/01 - 6/30/02	$1,324,944.60	$110,412.05
7/1/02 - 6/30/03	$1,710,946.32	$142,578.86
7/1/03 - 6/30/04	$1,762,234.68	$146,852.89
7/1/04 - 6/30/05	$1,815,125.76	$151,260.48
7/1/05 - 6/30/06	$1,869,619.56	$155,801.63
7/1/06 - 6/30/07	$1,925,716.20	$160,476.35

E.	“Tenant’s Pro Rata Share”: Prior to the Premises A-1 Commencement Date, “Tenant’s Pro Rata Share” shall mean 15.9047%. For the period from and after the Premises A-1 Commencement Date through the Termination Date, “Tenant’s Pro Rata Share” shall mean 20.5103%.

F.	“Base Year”: Prior to July 1, 2002, the “Base Year” shall be as follows: 1992 with respect to Premises A-3 and Premises A-4; 1998 with respect to Premises A-2; and 2000 with respect to Premises A-1. From and after July 1, 2002, the “Base Year” with respect to the entire Premises shall be 2002.

G.	1. “Term”: shall mean a period of ninety-four (94) months. The Term shall commence on September 1, 1999 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on June 30, 2007 (the “Termination Date”).

Illegible

M.	“Notice Addresses”:

Prior to, on and after the Commencement Date, notices shall be sent to Tenant at the Premises, as follows:

Tenant:	With copies to:

FT Mortgage Companies	FT Mortgage Companies
d/b/a HomeBanc Mortgage Corporation	4000 Horizon Way
5775E Glenridge Drive, Suite 500	Irving, Texas 75234
Atlanta, Georgia 30328
Attention: Corporate Real Estate	and

FT Mortgage Companies
d/b/a HomeBanc Mortgage Corporation
5555 Glenridge Connector Suite 800
Atlanta, Georgia 30342

Prior to, on or after the Commencement Date, notices shall be sent to Landlord as follows:

Landlord:	With a copy to:

EOP-Lakeside Office, L.L.C.	Equity Office Properties
c/o Equity Office Properties Trust	Two North Riverside Plaza
5775B Glenridge Drive, Suite 500	Suite 2200
Atlanta, Georgia 30328	Chicago, Illinois 60606
Attention: Building Manager	Attention: Regional Counsel -

Rent (defined in Section IV.A) is payable to the order of Equity Office Properties at the following address: EOP Operating Limited Partnership, as agent for EOP-Lakeside Office, L.L.C, Post Office Box 931591, Atlanta, Georgia 31193-1591.

N.	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). After notifying Tenant in writing, Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

O.	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. Except as set forth in Exhibit D, Landlord shall have no obligation to perform any Initial Alterations to the Premises.

P.	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

Q.	“Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

R.	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

II.	Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).

III.	Possession.

A.	Tenant currently is in possession of Premises A-2, Premises A-3 and Premises A-4, as tenant, pursuant to the terms of certain existing leases entered into with Landlord (the “Existing Leases”) (as defined in Section IV of Exhibit E of this Lease), which Existing Leases, by their terms, are scheduled to expire as of June 30, 2002, subject to automatic renewals as described in the Existing Leases. However, pursuant to Section IV of Exhibit E of this Lease, the parties agree to terminate the Existing Leases at 11:59 p.m. on the day immediately preceding the Commencement Date of this Lease.

Tenant currently is also in possession of Premises A-1, as subtenant, pursuant to the terms of a certain sublease agreement (the “Premises A-1 Sublease”) between Tenant, as subtenant, and Greenspring Health Services, Inc. (“Sublandlord”), as sublandlord (the “Existing Sublease”). Effective at 11:59 p.m. on the day immediately preceding the Premises A-1 Commencement Date, the Existing Sublease shall terminate and Premises A-1 shall automatically be added as expansion space to the Premises, subject to all terms and conditions of this Lease.

B.	Subject to Landlord’s obligations under Section IX.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building. If Landlord is delayed delivering possession of Premises A-1 or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. The Premises A-1 Commencement Date shall be postponed until the date Landlord delivers possession of Premises A-1 to Tenant free from occupancy by any party (other than Tenant or any affiliates of Tenant), and the Termination Date, at the option of Landlord, may be postponed by an equal number of days.

C.	[Intentionally Omitted]

IV.	Rent.

A.

Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction except as specifically provided in this Lease, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) reasonably acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Tax Excess (defined in Section IV.B.) or Expense Excess (defined in Section IV.B.) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.	Expense Excess and Tax Excess. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined in Section IV.C.) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined in Section IV.D.) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses and/or Taxes in any calendar year decrease below the amount of Expenses and/or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses and/or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Expense Excess and one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within sixty (60) days after Tenant’s receipt of a written new estimate from Landlord. Any overpayment shall be refunded to Tenant within sixty (60) days or credited against the next due future installment(s) of Additional Rent.

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant within sixty (60) days after first deducting the amount of Rent due. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within sixty (60) days after its receipt of the written statement of Expenses and/or Taxes, any underpayment for the prior calendar year.

C.	Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property, including, but not limited to:

1.	Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2.	Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3.	The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4.	Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5.	Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6.	The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or 5 years. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section IV.D) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Expenses based on increases over a “Base Year” and Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

Notwithstanding the foregoing, for purposes of computing Tenant’s Pro Rata Share of Expenses, the Controllable Expenses (hereinafter defined) shall not increase by more than six percent (6%) per calendar year on a compounding and cumulative basis over the course of the Lease Term. In other words, Controllable Expenses for the first calendar year after the Base Year (which shall adjust pursuant to the terms of Article I.F. above) shall not exceed one hundred six percent (106%) of the Controllable Expenses for the Base Year. Controllable Expenses for the second calendar year after the Base Year shall not exceed one hundred six percent (106%) of the limit on Controllable Expenses for the first calendar year after the Base Year, etc. By way of illustration, if Controllable Expenses were $10.00 per rentable square for the Base Year, then Controllable Expenses for the first (1st) calendar year following the Base Year shall not exceed $10.60 per rentable square foot, and Controllable Expenses for the second calendar year following the Base Year shall not exceed $11.24 per rentable square foot. “Controllable Expenses” shall mean all Expenses exclusive of the cost of Taxes, insurance, utilities and capital improvements.

D.	Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year; Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

E.

Audit Rights. Tenant may, within one hundred eighty (180) days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within sixty (60) days after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the actual and reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Notwithstanding the foregoing, Landlord agrees that Tenant may retain a third party agent to review Landlord’s books and records which third party agent is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and whose compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. Notwithstanding the foregoing, if Tenant elects to conduct an audit pursuant to the terms of this section, Tenant shall be permitted to utilize the services of (1) its existing auditing firm, Kislak Lease Services (“Kislak”), to conduct the audit and that

Tenant may elect to compensate Kislak on a contingency basis, or (2) if Tenant terminates its relationship with Kislak, any other qualified auditing firm which does not satisfy all the requirements set forth above so long as Tenant obtains Landlord’s prior written approval of such firm, which consent Landlord may withhold in its sole discretion. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 180 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of an invoice from Landlord. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

V.	Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within twenty (20) days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and, after receipt of same from Landlord, such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

VI.	Security Deposit. INTENTIONALLY OMITTED

VII.	Services to be Furnished by Landlord.

A.	Landlord agrees to furnish Tenant with the following services: (1) Hot and cold water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time; Landlord’s current hourly charge for additional, after hours HVAC is Thirty-five Dollars ($35.00) per hour, per floor in each of the Lakeside Buildings; (3) Maintenance and repair of the Property as described in Section IX.B.; (4) Janitor service on Business Days as outlined in Exhibit F. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building or for comparable buildings in the central Perimeter submarket, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

B.	Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is madeuntenantable or if Tenant is unable to operate its business for the Permitted Use as a result of the Service Failure for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. Except in cases involving the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees, in no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment.

VIII.	Leasehold Improvements.

All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section IX.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables, but in no event shall any such holdover in the Premises constitute or create a tenancy-at-will under existing applicable law. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section IX.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables.

IX.	Repairs and Alterations.

A.

Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make any repairs to the Premises for more than 15 days after written notice from Landlord (although notice shall not be required if there is an emergency), or if such repairs cannot be completed within fifteen (15) days, if Tenant fails to commence making the repairs and diligently prosecuting the same to completion, Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.	Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building and Tenant’s Premises in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair), or commence to make the repairs, for which Landlord is responsible.

C.	Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s contractors and provided further that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval, such approval not to be unreasonablywithheld, conditioned or delayed. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to reasonably designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums reasonably incurred and paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to five percent (5%) of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

X.	Use of Electrical Services by Tenant.

A.	Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Expenses (except as provided in Section X.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord.

B.	Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building and which is consistent with comparable buildings in the central Perimeter submarket. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

XI.	Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally to the entity occupying the Premises. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.

XII.	Assignment and Subletting.

A.

Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not elect to exercise its termination rights under Section XII.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.	As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably approved by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet except in the event of a sublease or assignment to a parent, affiliate or wholly owned subsidiary of Tenant. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of Five Hundred Dollars ($500.00) for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed Five Hundred Dollars ($500.00), Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee. Notwithstanding the foregoing, provided that Tenant does not request any changes to this Lease or Landlord’s standard form of consent in connection with the proposed transfer, such costs and expenses shall not exceed Five Hundred Dollars ($500.00).

C.	Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess). However, by accepting any such payments directly from the subtenant, whether as a result of the foregoing or otherwise, Landlord does not waive any claims against the Tenant hereunder or release Tenant from any obligations under this Lease, nor recognize the subtenant as the tenant under the Lease.

D.	Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.

Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease; (4) the Permitted Use does not allow the Premises to be used for retail purposes; and

(5) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

XIII.	Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant or Tenant’s subtenant. If a lien is so placed, Tenant shall, within twenty (20) days after the date Tenant becomes aware of the filing of the lien or within twenty (20) days of notice from Landlord of the filing of the lien, whichever is first, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. Unless Landlord gave Tenant notice of the lien, Tenant shall promptly give Landlord notice of the lien after becoming aware of same. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

XIV.	Indemnity and Waiver of Claims.

A.	Except to the extent caused by the negligence or willful misconduct of Landlord any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or’ any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B.	Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C.

Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below. Notwithstanding the foregoing, except as provided in Article XVI to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to Landlord’s gross negligence or willful misconduct. Nothing herein shall be construed as to diminish the repair and maintenance obligations of Landlord contained elsewhere in this Lease.

XV.	Insurance.

Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s’ insurance shall not limit such party’s liability under this Lease.

XVI.	Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII.	Casualty Damage.

A.

If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that isuntenantable and not used by Tenant effective from the date that said fire or casualty occurred. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.	If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such .election within fifteen (15) days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

XVIII.	Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s actual, reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

XIX.	Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”).

B.

Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed ninety (90) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 10 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C.	Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D.	The leasehold estate is taken by process or operation of Law.

E	[Intentionally omitted]

F.	Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any of the Existing Leases (as defined in Section IV of Exhibit E of this Lease) or any lease or agreement for parking.

XX.	Remedies.

A.	Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1.	Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting torelet the Premises, including, without limitation, actual and reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

2.	Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its reasonable discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

3.	In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

B.	Unless expressly provided otherwise in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4% per annum. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

C.	In addition to all other sums that are owed by Tenant to Landlord under this Lease, upon the occurrence of a default which Tenant fails to cure within the time allowed following notice from Landlord, Tenant shall become liable for the costs, which will be amortized over the Lease Term, as provided below, incurred by Landlord under this Lease for any allowance provided for initial improvements to the Premises and any expansions plus any options or refusal spaces, if any; abated rent; plus any real estate commissions paid by Landlord under this Lease (collectively, the “Landlord’s Costs). The entire amount of the Landlord’s Costs, together with interest on the; unreduced balance thereof calculated at the simple interest rate of thirteen percent (13%) per annum, shall be amortized over the Lease Term at the time those costs are incurred by Landlord, and so long as Tenant does not default in its monetary obligations under the Lease, and fail to cure such default within the applicable period of cure, if any, provided under this Lease, then the principal balance of the Landlord’s Costs shall be reduced each month by the amount amortized each month, and upon Landlord’s receipt of the final payment of Rent due during the initial Term of this Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Landlord’s Costs or the interest calculated thereon. In the event that Tenant shall default in any of its monetary obligations under this Lease, and Tenant shall fail to cure such default within the applicable cure period, if any, specified in the Lease, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also be liable to Landlord for the entire unreduced balance of Landlord’s Costs remaining as of the date of default, and interest shall accrue thereon at the rate of thirteen percent (13%) simple interest per annum until such sum is paid in full. Provided, however, that if Landlord elects to exercise its rights under the Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Lease Term, and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this paragraph of the unreduced balance of the Landlord’s Costs. In addition, if Landlord obtains a judgment for or is paid the entire unreduced balance of Landlord’s Costs, then Tenant shall be entitled to a credit (equal to the entire unreduced balance of Landlord’s Costs) against all Rent accruing during the balance of the Lease Term.

XXI.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. LANDLORD AND MORTGAGEE SHALL HAVE NINETY (90) DAYS TO CURE (OR PROCEED TO CURE AND DILIGENTLY PROSECUTE TO COMPLETION) ANY ALLEGED DEFAULT.

XXII.	No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute anestoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII.	Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

XXIV.	Relocation.

INTENTIONALLY OMITTED.

XXV.	Holding Over.

Except for any permitted occupancy by Tenant under ArticleVIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term, to create a tenancy-at-will under applicable law, or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

XXVI.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon written request from a Mortgagee, Tenant shall, after receipt of a nondisturbance agreement, execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge,attorn to the successor-in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver anestoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in theestoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

XXVII.	Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

XXVIII.	Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of hand delivery, may be deemed “actually delivered” by posting same on the exterior door of the Premises or Landlord’s management office, as the case may be) or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX.	Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Except as specifically provided herein, Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX.	Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within ten (10) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property without liability to Landlord. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, within thirty (30) days after receipt of invoice from Landlord, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

XXXI.	Miscellaneous.

A.	This Lease and the rights, and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.	Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D.	Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.	Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

F.	Broker has represented Tenant in this transaction. Broker will be compensated by Landlord pursuant to the terms of separate written agreement to be entered into with Broker. Landlord and Tenant (each of which is an “Indemnifying Party” hereunder) represent to each other that they have dealt with no broker, agent or finder in connection with this transaction other than Broker. Each Indemnifying Party hereby indemnifies the other party and agrees to hold such other party harmless from and against any and all claims, causes, demands, losses, liabilities, fees, commissions, settlements, judgments, damages, expenses and fees (including attorneys’ fees and court costs) in connection with any claim for commission, fees, compensation or other charge relating in any way to this agreement, or to the consummation of the transactions contemplated hereunder, which may be made by any person, firm or entity, other than Broker, based upon any agreement made or alleged to have been made by such Indemnifying Party or its agent or representative, or the conduct or the alleged conduct of such Indemnifying Party or its agent or representative. The provisions of this paragraph shall survive termination or expiration of the Lease.

G.	Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.	Time is of the essence with respect to payment of Rent and Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I.	The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections IV.A, IV.B., VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

J.	Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

K.	All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

L.	Tenant, within thirty (30) days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

M.	Tenant has only a usufruct, not subject to purchase or sale, which may not be assigned by Tenant except as expressly provided in this Lease.

XXXII.	Entire Agreement.

This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents:

Exhibit A-1	Outline and Location of Premises A-1
Exhibit A-2	Outline and Location of Premises A-2
Exhibit A-3	Outline and Location of Premises A-3
Exhibit A-4	Outline and Location of Premises A-4
Exhibit A-5	Outline and Location of Portion of Offering Space known as Suite 500 in Lakeside Building B
Exhibit A-6	Outline and Location of Portion of Offering Space known as Suite 200 in Lakeside Building E
Exhibit A-7	Outline and Location of Portion of Offering Space known as Suite 300 in Lakeside Building E
Exhibit B	Rules and Regulations
Exhibit C	Commencement Letter (Intentionally Omitted)
Exhibit D	Work Letter Agreement
Exhibit E	Additional Provisions
Exhibit F	Cleaning Specifications

Landlord and Tenant have executed this Lease as of the day and year first above written.

[Signatures continued on following page]

LANDLORD:

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

		By:	/s/ JEFF SWEENEY

		Name:	JEFF SWEENEY

		Title:	V.P. LEASING

TENANT:

FT MORTGAGE COMPANIES, a Kansas corporation, d/b/a HomeBanc Mortgage Corporation

	By:	/s/ THOMAS F. BAKER II

	Name:	THOMAS F. BAKER II

	Title:	EVP

[CORPORATE SEAL]

EXHIBIT A-1

PREMISES A-1

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

Premises A-1 - 17,995 rentable square feet, Suite 540 in Lakeside Building B

[GRAPHIC]

A1-1

EXHIBIT A-2

PREMISES A-2

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

Premises A-2 - 18,896 rentable square feet, Suite 100 in Lakeside Building E

[GRAPHIC]

A2-1

EXHIBIT A-3

PREMISES A-3

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

Premises A-3 - 20,890 rentable square feet, Suite 400 in Lakeside Building E

[GRAPHIC]

A3-1

EXHIBIT A-4

PREMISES A-4

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

Premises A-4 - 22,357 rentable square feet, Suite 500 in Lakeside Building E

[GRAPHIC]

A4-1

EXHIBIT A-5

OFFERING SPACE

Lakeside Building B, Suite 500

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

[GRAPHIC]

A5-1

EXHIBIT A-6

OFFERING SPACE

Lakeside Building E, Suite 200

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

[GRAPHIC]

A6-1

EXHIBIT A-7

OFFERING SPACE

Lakeside Building E, Suite 300

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

[GRAPHIC]

A7-1

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances caused by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing, such consent not to be unreasonably withheld, conditioned or delayed.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed, by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.	Landlord shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed, the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building caused by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s reasonable opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not knowingly take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent, such consent not to be unreasonably withheld, conditioned or delayed, for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s reasonable opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.	Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C

COMMENCEMENT LETTER

[INTENTIONALLY OMITTED]

C-1

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

I.	ALTERATIONS AND IMPROVEMENTS.

A.	Except as otherwise provided below, Tenant, following the full and final execution and delivery of this Lease, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX.B. of this Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations (the “Plans”) and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld, conditioned or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the Allowance, as hereinafter defined, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state of Georgia. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Notwithstanding the foregoing, prior to performing any Initial Alterations in Premises A-1, Tenant shall provide Landlord the written consent of Sublandlord, as defined in Article III.A. of this Lease, for Tenant to make the Initial Alterations in Premises A-1 prior to the Premises A-1 Commencement Date Tenant shall perform all work in Premises A-1 in strict compliance with the terms and conditions of this Lease and Tenant shall do nothing to interfere with Sublandlord’s right of quiet enjoyment to its premises. If Tenant fails to obtain Sublandlord’s written consent to the Initial Alterations, Tenant shall not be permitted to make any improvements or alterations to Premises A-1 until the Premises A-1 Commencement Date.

B.

Provided Tenant is not in default, Landlord agrees to contribute the sum of Eight Hundred One Thousand, Three Hundred Eighty Dollars ($801,380.00) (i.e., Ten Dollars ($10.00) per rentable square foot of the Premises) (the “Allowance”) toward the cost of performing the Initial Alterations to the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance shall be paid to the order of the general contractor that performed the Initial Alterations, within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien from the general contractor and all subcontractors; (4) as-built plans of the Initial Alterations; (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved Plans, and in accordance with applicable laws, codes and ordinances; and (6) receipt by Landlord of the Notice of Commencement as required by O.C.G.A. § 44-14-361.5. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Initial Alterations in an amount equal to four and one-half percent (4½ %) of the total Allowance.

C.	In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. In the event Tenant does not use the entire Allowance by March 31, 2000, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

D.	Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

E.	After the Allowance has been expended by Landlord, the principal amount of the Allowance, together with interest thereon calculated at the simple interest rate of thirteen percent (13%) per annum, shall be amortized evenly over the Term of the Lease, and so long as Tenant does not default in its monetary obligations under the Lease, and fail to cure such default within the applicable period of cure, if any, provided under the Lease, then the principal balance of the Allowance shall be reduced each month by the amount amortized each month, and upon Landlord’s receipt of the final payment of Base Rental due during the Term of the Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Allowance or the interest that accrued and was amortized over the Term of the Lease. In the event that Tenant shall default in any of its monetary obligations under the Lease, and Tenant shall fail to cure such default within the applicable cure period, if any, specified in the Lease then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also be liable to Landlord for the entire unreduced principal balance of the Allowance remaining as of the date of default, and interest shall accrue thereon at the rate of thirteen percent (13%) simple interest per annum until such sum is paid in full. Provided, however, that if Landlord elects to exercise its rights under the Lease to accelerate the entire amount of all Rent, as defined in Section I.A.1. and other charges due from Tenant for the balance of the Term of the Lease, and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this paragraph of the unreduced balance of the Allowance and any interest thereon. In addition, if Landlord obtains a judgment for or is paid the entire unreduced balance of the Allowance, then Tenant shall be entitled to a credit (equal to the entire unreduced balance of the Allowance) against all Rent accruing during the balance of the Lease Term.

F.	This Exhibit shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[Signatures appear on following page]

Landlord and Tenant have executed this exhibit as of the day and year first above written.

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

		By:	/s/ JEFF SWEENEY

		Name:	JEFF SWEENEY

		Title:	V.P. LEASING

TENANT:

FT MORTGAGE COMPANIES, a Kansas corporation, d/b/a HomeBanc Mortgage Corporation

	By:	/s/ THOMAS F. BAKER II

	Name:	THOMAS F. BAKER II

	Title:	EVP

[CORPORATE SEAL]

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease dated September 17, 1999, by and between EOP-LAKESIDE OFFICE, L.L.C. (“Landlord”) and FT MORTGAGE COMPANIES, d/b/a HomeBanc Mortgage Corporation (“Tenant”) for space in the Building commonly known as Lakeside located at 5775 Glenridge Drive, Atlanta, Georgia 30328.

I.	PARKING.

A.	For the period beginning with the Commencement Date through and including the Termination Date, including any Renewal Term, as hereinafter defined, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of 249 unreserved parking spaces in the Building surface parking lot (“Parking Area”) for the use of Tenant and its employees. For the period beginning with the Premises A-1 Commencement Date through and including the Termination Date, including any Renewal Term, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of 71 additional unreserved parking spaces in the Parking Area for the use of Tenant and its employees, so that as of the Premises A-1 Commencement Date, the number of unreserved spaces Tenant is entitled to lease is increased from 249 to 320 (collectively, the “Spaces”). No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of unreserved Spaces set forth above.

B.	During the initial Term, the Spaces shall be available to Tenant free of charge.

C.	Except for particular spaces and areas designated by Landlord for reserved parking, all parking in the Parking Area serving the Building shall be on an unreserved, first-come, first-served basis.

D.	Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Area regardless of whether such loss or theft occurs when the Parking Area is locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Area or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E.	Landlord shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Parking Area, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

F.	Tenant shall not store or permit its employees to store any automobiles in the Parking Area without the prior written consent of Landlord, such consent not to be unreasonably withheld conditioned or delayed. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Area for longer than five (5) consecutive business days, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G.	Landlord shall have the right to temporarily close the Parking Area or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Area, if any. Landlord must provide, at Landlord’s cost, other parking for Tenant if the Parking Area is temporarily closed.

H.	Tenant shall not assign or sublease any of the Spaces without the consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed.

I.	Landlord may elect to provide parking cards or keys to control access to the Parking Area. In such event, Landlord shall provide Tenant with one card or key for each

The Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

J.	Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the Parking Area (“Parking Operator”), so long as Tenant’s parking privileges and obligations remain substantially unchanged. In such event, Tenant upon request of Landlord, shall enter into a parking agreement with the Parking Operator and pay the Parking Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Parking Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of the Parking Operator may change from time to time during the Term. Tenant hereby consents to the assignment, from time to time, of the initial or any successor Parking Operator’s interest in the Parking to another Parking Operator. Notwithstanding the foregoing, Landlord acknowledges that Tenant shall not be liable for charges for the parking spaces during the initial Term of the Lease.

II.	RENEWAL OPTION.

A.	Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of five (5) years commencing on the day following the Termination Date of the initial Term and ending on the fifth (5th) anniversary of the Termination Date (the “First Renewal Term”) if:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than twelve (12) full calendar months prior to the expiration of the initial Term and not more than twenty (20) full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

3.	No part of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice, unless the Premises are sublet to Tenant’s parent, affiliates or any wholly-owned subsidiary; and

4.	The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice, unless the Lease has been assigned to Tenant’s parent, affiliates or any wholly-owned subsidiary.

B.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.

C.	Tenant shall pay Additional Rent (i.e. Tenant’s Pro Rata Share of Taxes and Expenses) for the Premises during the Renewal Term in accordance with Article IV of the Lease.

D.

Within thirty (30) days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either () give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within thirty (30) days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

E.	If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within thirty (30) days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

F.	For purposes hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in Central Perimeter Submarket of Atlanta, Georgia. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

III.	SECOND RENEWAL OPTION.

A.	Provided the term of the Lease was extended for the Renewal Term, Tenant shall have the right to extend the Term (the “Second Renewal Option”) for one additional period of five (5) years commencing on the day following the expiration of the First Renewal Term and ending on the fifth (5th) anniversary of the expiration of the First Renewal Term (the “Second Renewal Term”), if:

1.	Landlord receives notice of exercise (“Second Renewal Notice”) not less than twelve (12) full calendar months prior to the expiration of the First Renewal Term and not more than twenty (20) full calendar months prior to the expiration of the First Renewal Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Second Renewal Notice or at the time Tenant delivers its Second Binding Notice; and

3.	No part of the Premises is sublet at the time that Tenant delivers its Second Renewal Notice or at the time Tenant delivers its Second Binding Notice, unless the Premises are sublet to Tenant’s parent, affiliates or any wholly-owned subsidiary; and

4.	The Lease has not been assigned prior to the date that Tenant delivers its Second Renewal Notice or prior to the date Tenant delivers its Second Binding Notice, unless the Lease has been assigned to Tenant’s parent, affiliates or any wholly-owned subsidiary.

B.	The initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall equal the Prevailing Market (as defined in Section II.F. of this exhibit above) rate per rentable square foot for the Premises.

C.	Tenant shall pay Additional Rent (i.e. Tenant’s Pro Rata Share of Taxes and Expenses) for the Premises during the Second Renewal Term in accordance with Article IV of the Lease.

D.

Within thirty (30) days after receipt of Tenant’s Second Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Second Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Second Rejection Notice”). If Tenant fails to provide Landlord with either a Second Binding Notice or Second Rejection

Notice within such fifteen (15) day period, Tenant’s second Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Second Binding Notice, Landlord and Tenant shall enter into the Second Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Second Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate as defined in Section IIF above, for the Premises during the Second Renewal Term. Upon agreement Tenant shall provide Landlord with the Second Binding Notice and Landlord and Tenant shall enter into the Second Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within thirty (30) days after the date on which Tenant provides Landlord with a Second Rejection Notice, Tenant’s Second Renewal Option shall be null and void and of no force and effect.

E.	If Tenant is entitled to and properly exercises its Second Renewal Option, Landlord shall prepare an amendment (the “Second Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date, Second Renewal Term Termination Date and other appropriate terms. The Second Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Second Binding Notice and Tenant shall execute and return the Second Renewal Amendment to Landlord within thirty (30) days after Tenant’s receipt of same, but an otherwise valid exercise of the Second Renewal Option shall, at Landlord’s option, be fully effective whether or not the Second Renewal Amendment is executed.

IV.	RIGHT OF FIRST OFFER.

A.	Grant of Right of First Offer. Effective as of the Commencement Date, Tenant shall have the one time right of first offer with respect to one or more of the following spaces: (i) approximately 3,022 rentable square feet known as Suite 500 on the 5th floor of Lakeside Building B; (ii) approximately 20,543 rentable square feet known as Suite 200 on the 2nd floor of Lakeside Building E; and (iii) approximately 20,905 rentable square feet known as Suite 300 on the 3rd floor of Lakeside Building E, shown on the demising plans attached hereto as Exhibit A-5, Exhibit A-6 and Exhibit A-7, respectively (each individually an “Offering Space”). The Right of First Offer with respect to each Offering Space shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) that the Offering Space will be available for lease and Tenant shall have the right to lease such Offering Space, for the remainder of the Term, on the terms set forth herein by delivering written notice of exercise to Landlord (“Notice of Exercise”) within fifteen (15) business days after the date of the Advice. The Advice shall specify the location and square footage which is available to be leased to Tenant. The Tenant shall have the option of leasing all or a portion of the Suites 200 and 300 of the Offering Space, provided that the total square footage leased is at least 10,000 rentable square feet; provided further that if Tenant elects to lease less than all of the Offering Space, 1) Tenant shall notify Landlord in the Notice of Exercise, as defined above, of the total square footage in the Offering Space which Tenant desires to Lease; 2) Landlord shall make reasonable efforts to accommodate the approximate square footage which Tenant has requested, provided Landlord shall not be required to subdivide the Offering Space in any manner which will leave Landlord with unleasable space or unusual floor layout; and 3) Tenant shall have no further rights on any portion of the remaining Offering Space, and it shall be deemed that Tenant elected nol to exercise its Right of First Offer as to the portion of the Offering Space not taken by Tenant. Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

1.	Tenant is in default under the Lease at the time Landlord would otherwise deliver the Advice; or

2.	the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice, unless the Premises are sublet to Tenant’s parent, affiliates or any wholly-owned subsidiary; or

3.	the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice, unless the Lease has been assigned to Tenant’s parent, affiliates or any wholly-owned subsidiary; or

4.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

5.	the Offering Space is not intended for the exclusive use of Tenant, its parent, affiliates or any wholly-owned subsidiary during the Term; or

6.	the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence on (1) the date Tenant commences to do business in the Offering Space or (2) sixty (60) days after the date Landlord provides Tenant with possession of the Offering Space, whichever first occurs, and thereupon such Offering Space shall be considered a part of the Premises, provided that Tenant shall not be entitled to receive any abatements, allowances or other financial concessions granted with respect to the initial Premises unless the same are specifically set forth herein with respect to the Offering Space. Rent shall commence at the same time the term for the Offering Space commences, as provided above.

2.	The initial annual Base Rent rate per square foot for the Offering Space shall be the Base Rent rate per square foot for the Premises on the date the term for the Offering Space commences. The Base Rent rate for the Offering Space shall increase at such times and in such amount as Base Rent for the Premises, it being the intent of Landlord and Tenant that the Base Rent rate per rentable square foot for the Offering Space shall always be the same as the Base Rent rate per rentable square foot for the Premises.

3.	Tenant shall pay Additional Base Rent for the Offering Space on the same terms and conditions as described in Article IV of the Lease, including, without limitation, a Base Year of the calendar year in which Tenant occupies the Offering Space.

4.	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences.

5.

Tenant shall be entitled to receive an improvement allowance (the “Work Allowance”) per square foot of Rentable Square Footage of Offering Space leased by Tenant in an amount determined by multiplying $0.1667 by the number of full calendar months remaining in the initial Term on the commencement date for the Offering Space. For example, if there are thirty (30) full calendar months remaining in the initial Term on the commencement date of the Offering Space, Tenant shall be entitled to receive a Work Allowance of $5.00 per square foot of Rentable Square Footage of Offering Space ($0.1667 x 30 months = $5.00). Such Work Allowance shall be applied toward the cost of initial improvements to be performed in the Offering Space (the “Improvements”), including the cost of preparing plans, drawings and specifications in connection therewith. The Work Allowance shall be disbursed as follows: During construction of the Improvements, upon receipt by Landlord of necessary waivers of mechanics liens from the general contractor and the subcontractors retained by Tenant, percentage completion certificates from Tenant, the general contractor and Tenant’s architect, a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done, Landlord shall disburse the Work Allowance funds within thirty (30) days of receipt of the documentation provided above, subject to ten percent (10%) retention, to the order of the general contractor or, at Landlord’s election, to the joint order of the general contractor and all included subcontractors. If the cost of the Improvements exceeds the Work Allowance, then the Work Allowance will be disbursed in the proportion that the Work Allowance bears to the total cost of the Improvements. Upon completion of the Improvements, and prior to final disbursement of the Work Allowance, Tenant shall furnish Landlord with: (a) general contractor and architectural completion affidavits, (b) full and final waivers of lien, (c) receipted bills covering all labor and materials expended and used, (d) as-built plans of the Improvements and (e) the certification of Tenant and its architect that the Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable codes and ordinances. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Work Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. The Work Allowance may only be used for the cost of labor, material and contractors fees for the Improvements to the Offering Space and the cost of preparing plans and drawings in connection therewith. In no event shall the Work Allowance be used for the purchase of equipment, furniture and other items of personal property of Tenant. If Landlord supervises the construction of the Improvements, then Landlord shall be entitled to deduct from the Work Allowance a construction management fee for Landlord’s oversight of the Improvements; in an amount equal to four and one half percent (4 1/2%) of the total cost of the Improvements.

C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) June 30, 2005; (ii) Tenant’s failure to exercise its Right of First Offer within the fifteen (15) business day period provided in paragraph A above, and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Paragraph A above. Upon exercise or expiration of Tenant’s Right of First Offer with respect to one Offering Space, Tenant shall nonetheless continue to have a Right of First Offer with respect to each of the remaining Offering Spaces until the exercise or expiration of Tenant’s Right of First Offer with respect to such Offering Space.

D.	Offering Amendment

1.	If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth herein and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Additional Rent and other appropriate terms.

2.	A copy of the Offering Amendment shall be (i) sent to Tenant within a reasonable time after receipt of the Notice of Exercise executed by Tenant, and (ii) executed by Tenant and returned to Landlord within ten (10) days thereafter; but an otherwise valid exercise of the Right of First Offer shall, at Landlord’s option, be fully effective whether or not the Offering Amendment is executed.

V.	TERMINATION OF EXISTING LEASES.

Landlord and Tenant are currently landlord and tenant under a certain lease, as amended, dated September 24, 1997, for approximately 13,528 rentable square feet of space on the 1st floor of Lakeside Building E, and a certain lease, as amended, dated January 21, 1992 for approximately 44,166 rentable square feet of space on the 1st, 4st, and 5th floors of Lakeside Building E (collectively, the “Existing Leases”). The Existing Leases are currently scheduled to expire by their terms on June 30, 2002, subject to certain renewals described therein. Landlord and Tenant hereby agree that the Existing Leases shall terminate effective as of the day immediately preceding the Commencement Date of this Lease (the “Existing Leases Termination Date”) as if such date were originally stated to be the termination dates of the Existing Leases. Tenant shall remain liable for all Base Rent, Additional Rent and other sums coming due under the Existing Leases up to and including the Existing Leases Termination Date, even if such sums are billed subsequent to the Existing Leases Termination Date. The termination of the Existing Leases shall be effective without further documentation, provided that Tenant, upon request from Landlord, shall enter into amendments to the Existing Leases to document such early termination.

VI.	SIGNAGE.

Tenant shall be permitted, at Tenant’s sole cost and expense, to install Building standard signage for Tenant for Building E, subject to the Landlord’s prior written approval, and monument signage (the “Monument Sign”) in a location approved by Landlord on Glenridge Drive (the Building standard signage and the Monument Sign are hereinafter collectively referred to as the “Sign”). Landlord shall have the right, in Landlord’s reasonable discretion, to (1) to relocate the Monument Sign to a reasonably comparable location; (2) to approve and to change the design, fabrication, material, color, dimensions, location, lighting, or size of the Sign or the lettering on the Sign; and (3) to determine the information displayed on the Sign. Tenant agrees that Tenant’s position on the Monument Sign shall be at the reasonable discretion of Landlord, and that Landlord shall have no obligation to provide a Sign for any other tenant in the Building. If Tenant’s total square footage leased at Lakeside decreases below 80,138 square feet, Landlord, in Landlord’s sole discretion, shall be entitled to reposition or remove Tenant’s identification on the Monument Sign.

Landlord and Tenant have executed this exhibit as of the day and year first above written.

LANDLORD:

EOP-LAKESIDE OFFICE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

By:	/s/ JEFF SWEENEY

Name:	JEFF SWEENEY

Title:	V. P. LEASING

TENANT:

FT MORTGAGE COMPANIES, a Kansas corporation, d/b/a HomeBanc Mortgage Corporation

By:	/s/ THOMAS F. BAKER II

Name:	THOMAS F. BAKER II
Title:	EVP

[CORPORATE SEAL]

EXHIBIT F

CLEANING SPECIFICATIONS

1.	NIGHT CLEANING SPECIFICATIONS.

A.	Tenant Spaces

1.	Daily - five nights each week.

a.	Waste Baskets - empty and wipe clean. Only trash placed in waste baskets or clearly marked “Trash” removed.

b.	Desk and Table Tops - remove dust with treated cloth or lambswool duster. Dry wipe glass tops. Do not use furniture polish. Desk must be reasonably clear or all personal articles to be dusted. No personal article will be moved to dust around.

c.	Non-Carpeted Floors - sweep and damp mop.

d.	Carpeted Floors - vacuum/spot clean.

e.	Wash Basins - clean and sanitize.

f.	Drinking Fountains - clean, polish and sanitize. Scrub spout with wire brush.

g.	Breakrooms - Damp wipe counter tops, cabinets, fronts of appliances and sink. Spot clean walls. Damp mop floors. Reset furniture.

h.	Conference Room Tables - Dry wipe for fingerprints and dust.

2.	Semi-Weekly - two nights each week.

a.	Files and Shelves - dust.

b.	Interior Building Surfaces - dust within reach of attendant with lambswool extension duster.

c.	Interior Glass Panels and Door Frames - spot clean, wash overall as often as needed.

d.	Interior Vertical Walls and Woodwork - spot clean.

e.	Vinyl or Plastic Chair Pads - dust.

3.	Weekly - one night each week.

a.	Pictures/Wall Hangings - dust.

b.	Louvered Doors/Interior Shutters - dust.

c.	Office Furniture - dust within reach.

d.	Carpeted Floors - detail vacuum (edge).

e.	Vinyl Tile Floors - spray buff.

f.	Cove Base - damp wipe.

g.	Light Switches - remove fingerprints.

h.	Dust chairs including chair legs. Re-set chairs under tables.

i.	Deskside and intermediate recycling containers - empty.

4.	Monthly - one night each month.

a.	Blinds - remove dust with treated cloth.

b.	Vinyl Tile Floors - strip and re-wax.

c.	Ceiling and Corners - dust within reach of telescopic duster.

5.	Quarterly - one night every three months.

a.	Drapes - dust within reach.

b.	Ceiling Vents, Vertical Surface, High Moldings, Cornice and Overhead Pipes - vacuum and remove dust within reach.

c.	Upholstered Furniture - remove dust and debris.

6.	Annual - one night every twelve months.

a.	Light Fixture (fluorescent, flush type) - dust.

b.	Recessed Light - dust and wipe lens down.

c.	Waste Receptacles - metal and plastic receptacles washed and sanitized; wood receptacles sprayed with disinfectant and wiped clean.

B.	Corridors.

1.	Daily - five nights a week.

a.	Carpets - vacuum.

b.	Non-carpeted Floors - sweep and damp mop. Remove spills.

c.	Janitor Sinks - clean and sanitize.

d.	Doors - clean. Wipe down push plates, pull plates and kick plates.

e.	Damp Mopping - in areas of construction or elsewhere, if needed.

f.	Ash Urn/Trash Receptacles - remove waste. Wipe interior and exterior surfaces.

g.	Drinking Fountains - clean and sanitize.

h.	Building Surfaces - spot clean.

2.	Semi-Weekly - two nights a week.

a.	Vertical Surfaces - dusted within reach of telescopic duster

b.	Elevator and Standard Doors - wipe down.

3.	Weekly - one night each week.

a.	Cove Base - damp wipe down.

b.	Carpeted Floors - detail vacuum (edge).

c.	Vinyl Tile Flooring - spray buff.

4.	Monthly - one night each month.

a.	Janitor Closets - sweep and mop.

b.	Mechanical Rooms - sweep and mop.

c.	Waste Receptacles - wash and sanitize.

d.	Vinyl Tile Flooring - strip and re-wax.

5.	Quarterly - one night every three months.

a.	Fabric Walls - spot clean with dry powder or extract.

C.	Restrooms.

1.	Daily - five nights each week.

a.	Trash - remove waste and clean receptacle.

b.	Tile Floors - sweep and mop with germicidal disinfectant.

c.	Carpeted Floors - vacuum area including vestibule.

d.	Wash Basin/Urinals/Commodes - clean, sanitize and descale.

e.	Shelving/Dispensers/Chrome Dispensers/Chrome Fixtures - damp wipe.

f.	Sanitary Napkin Receptacles - empty, clean and disinfect Replace liner.

g.	Partitions - dust tops and sides. Damp wipe clean.

h.	Towel/Tissue Receptacles - replenish with materials specified by property management. Replace towels or tissues when receptacle is 3/4 empty. Rolls should feed over the top. No extra rolls left in stall.

i.	Fitting/Supply Pipes/Brightwork - clean and polish.

j.	Walls - spot clean with germicidal disinfectant.

k.	Mirrors - clean.

l.	AI Surfaces - remove dust.

m.	Doors - clean and wipe down push plates, pull plates and kick plates.

2.	Weekly - one night each week.

a.	Floor Drains - flush with water and disinfectant.

b.	Exhaust Fan - remove dust.

c.	Doors - dust frames.

d.	Partitions - clean and polish hinges.

e.	Light Switches - remove fingerprints.

3.	Monthly - one night each month.

a.	All Floors - machine scrub tiles and grout.

b.	Walls - wash with a germicidal disinfectant.

4.	Quarterly - one night every three months.

a.	White Grout Floors - bleach with sodium hydrochloric solution.

D.	Elevators.

1.	Daily - five nights each week.

a.	Carpets - detail vacuum (edge).

b.	Walls/Trim/Doors - wipe clean, remove dust and fingerprints from interior and exterior surfaces.

c.	Floor Tracks - vacuum and wipe clean; brush and polish tracks and saddles.

d.	Call Panel - wipe clean, remove fingerprints.

2.	Weekly - one night each week.

a.	Clean ceilings and lamps.

b.	Clean exterior doors.

E.	Lobby.

1.	Daily - five nights each week.

a.	Carpets - vacuum. Spot clean.

b.	Stairs - at building entrances - sweep and spot clean.

c.	Non-Carpeted Floors - sweep and damp mop. Vacuum and shake out mats.

d.	Doors - clean. Wipe down pull plates, push plates and kick plates.

e.	Handrails - damp wipe.

f.	Interior and Exterior Ash Urn/Trash Receptacles - remove waste Wipe interior and exterior surfaces.

g.	Building Surfaces and Furniture - remove dust with lambswool duster.

h.	Directory Boards/Kiosks - remove dust and fingerprints.

2.	Weekly - one night each week.

a.	Janitor Closets - sweep and mop.

b.	Vinyl Tile flooring - spray buff.

c.	Fo_mica Surfaces - damp wipe.

d.	Cove Base - damp mop.

e.	Carpets - detail clean (edge).

f.	Building Entrance - clean threshold.

3.	Monthly - one night each month.

a.	Waste Receptacles - clean/sanitize interior and exterior.

b.	Vinyl Tile Flooring - strip and re-wax.

c.	Clean marble surface as directed by property management.

F.	Building Stairways and Landings.

1.	Daily - five nights each week.

a.	Stairs - remove trash.

b.	Stairway Landings - sweep/vacuum.

c.	Doors - clean. Wipe down push plates, pull plates and kick plates.

2.	Weekly - one night each week.

a.	Stairs - scrub stairs and stair corners and/or mop surfaces.

3.	Monthly - one night each month.

a.	Stairs - scrub stairs and stair corners.

G.	Retail. Night staff will make best efforts to clean space prior to tenants close of business.

H.	Patios/Sidewalks.

1.	Daily - five nights each week.

a.	Police for trash - all areas including planting beds and along curbs.

b.	Empty trash receptacles and ash urns.

c.	Straighten furniture.

d.	Remove gum.

e.	Services performed as necessary.

f.	Steam and/or pressure wash pavers.

g.	Clean/wash fountains, chairs and trash receptacles.

I.	Loading Dock Area.

1.	Daily - five nights each week.

a.	Keep dumpster and surrounding area free of debris, water and oil.

b.	Maintain all ramps and stairs free of debris and spills.

2.	Weekly - one night each week.

a.	Hand or machine scrub dock, ramps and stairs.

b.	Clean handrails.

3.	Monthly - one night each month.

a.	Machine scrub or pressure wash parking area.

b.	Remove gum.

J.	Security Console/Control Center (if applicable).

1.	Daily - five nights each week.

a.	Area to be kept clean and spotless at all times.

b.	All furniture, fixtures, glass, doors, thresholds, etc. to be cleaned and polished.

c.	Computer equipment and alarm boards are not to be touched without approval of property management and only with the supervision of building engineer.

II.	DAYPORTER RESPONSIBILITIES.

A.	Daily.

1.	Pick up trash throughout grounds, including parking lots, park entrances and picnic areas. Clean trash from tree grates and planters.

2.	Police stairtowers, corridors and loading dock for trash, debris, cigarette butts, door props, etc.

3.	Police all restrooms, stairtowers, vacant spaces, lobbies and corridors for burned out bulbs (fixtures and exit lights) and for stained ceiling tiles.

4.	Sweep/vacuum all entrance plazas, exterior stairwells, garages, etc.

5.	Inspect restrooms. Re-stock supplies as necessary. Clean counters Compact trash or replace trash bags as necessary.

6.	Clean perimeter door glass, inside and out; polish door handles.

7.	On all floors, remove cigarette butts and trash from elevator lobby ashtrays. Replace sand as necessary.

8.	At all building entrances, remove cigarette butts and trash from ashtrays. Replace sand as necessary.

9.	Wipe off equipment and mirrors in health clubs and pick up trash.

10.	Check and clean conference rooms twice daily. Clean kitchen area including dishes (if applicable).

11.	Clean smoking room (if applicable) and empty trash cans and ashtrays (if applicable).

12.	Clean janitorial closets and organize their contents as necessary.

13.	Add or replace air freshener products as needed, with product to be supplied by property manager.

B.	Weekly.

1.	Check stairwells inside once each week and parking deck stairwell twice each week. Dust and pick up trash as needed.

C.	Monthly.

1.	Pressure wash (equipment provided by property manager) sidewalks, entrance plazas, parking garage areas, exterior stairs, etc., as required by property manager.

2.	Inspect all restrooms. Test all fixtures and dispensers and make repair list for faucets, soap dispensers, toilet tissue dispensers, toilets, wall covering, door closures, etc.

D.	As Needed.

1.	Respond to tenant calls or work-orders, particularly for the following typical requests: lock-outs; extra trash/recycling pick-up; toilet/sink clogs and related clean-ups; light bulb replacements (when property manager’s staff is not available); special vacuuming for meetings; follow-up on items not finished by night cleaners; errand-running; memo delivery.

2.	Lay calcium chloride on sidewalks (foul weather only).

3.	Perform special projects as directed by property manager from time to time.

4.	Vacuum lobby and elevator carpets and walk-off mats; put out “Caution: Wet Floor” signs when it rains. Clean entrance doors, side glass and ash urns. Shine all metal surfaces as necessary.

5.	Sweep and/or damp mop granite, ceramic and other non-carpeted common area flooring as necessary, particularly after it rains.

6.	Remove trash, debris and dead leaves from planter bed areas in lobbies.

7.	Clean glass on lobby directory.

8.	Remove fingerprints from and polish as necessary all brushed or polished chrome and brass finishes on doors, around elevators, and inside elevators on lobby level; polish lobby handrails.

9.	On all floors, spot vacuum corridor carpets.

10.	Perform special projects as directed by property manager or Contractor from time to time.